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                                                               EXHIBIT (a)(1)(J)

                          Offer to Purchase for Cash
              Up to 9,302,326 Shares of its Class B Common Stock
          (Including the Associated Preferred Stock Purchase Rights)

                  At a Purchase Price Not Greater Than $21.50

                        Nor Less Than $18.50 Per Share

                                      by

                      Security Capital Group Incorporated

 THE TENDER OFFER, PRORATION PERIOD AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00
  MIDNIGHT, NEW YORK CITY TIME, ON TUESDAY, APRIL 17, 2001, UNLESS THE TENDER
                              OFFER IS EXTENDED.


                                                                 March 19, 2001

To Brokers, Dealers, Commercial Banks,
Trust Companies and Other Nominees:

    Security Capital Group Incorporated, a Maryland corporation ("Security Capital"), has appointed us to act as the dealer manager in connection with its offer to purchase for cash 9,302,326 shares of its Class B common stock, par value $.01 per share (including the associated preferred stock purchase rights issued under the Rights Agreement, dated as of April 21, 1997, between Security Capital and The First National Bank of Boston, as Rights Agent, the "Class B Shares"), at prices, net to the seller in cash, without interest, not greater than $21.50 nor less than $18.50 per Share, specified by its stockholders, upon the terms and subject to the conditions set forth in its offer to purchase, dated March 19, 2001 (the "Offer to Purchase"), and in the related letter of transmittal (the "Letter of Transmittal"), which, as may be amended and supplemented from time to time, together constitute the tender offer (the "Offer"). Unless the associated preferred stock purchase rights are redeemed prior to the expiration of the Offer, a tender of Class B Shares will also constitute a tender of the associated preferred stock purchase rights.

    Security Capital will, upon the terms and subject to the conditions of the Offer, determine a single per Share price, not greater than $21.50 nor less than $18.50 per Share (the "Purchase Price"), that it will pay for Class B Shares properly tendered and not properly withdrawn under the Offer, taking into account the number of Class B Shares so tendered and the prices specified by tendering stockholders. Security Capital will select the lowest Purchase Price that will allow it to purchase 9,302,326 Class B Shares, or such fewer number of Class B Shares as are properly tendered and not properly withdrawn, at prices not greater than $21.50 nor less than $18.50 per Class B Share, under the Offer. All Class B Shares properly tendered before the "expiration date" (as defined in Section 1 of the Offer to Purchase) at prices at or below the Purchase Price and not properly withdrawn will be purchased by Security Capital
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at the Purchase Price, net to the seller in cash, without interest, upon the terms and subject to the conditions of the Offer, including the odd lot and proration provisions thereof. See Section 1 of the Offer to Purchase. Class B Shares tendered at prices in excess of the Purchase Price and Class B Shares not purchased because of proration will be returned at Security Capital's expense to the stockholders who tendered such Class B Shares as promptly as practicable after the expiration date. Security Capital reserves the right, in its sole discretion, to purchase more than 9,302,326 Class B Shares under the Offer, subject to applicable law.

    If, at the expiration date, more than 9,302,326 Class B Shares, or such greater number of Class B Shares as Security Capital may elect to purchase in accordance with applicable law, are properly tendered at or below the Purchase Price and not properly withdrawn, Security Capital will, upon the terms and subject to the conditions of the Offer, accept Class B Shares for purchase first from "odd lot holders" (as defined in Section 1 of the Offer to Purchase) whose Class B Shares are properly tendered at or below the Purchase Price and not properly withdrawn and then on a pro rata basis from all other stockholders whose Class B Shares are properly tendered at or below the Purchase Price and not properly withdrawn.

    Holders of shares of Security Capital's Class A Common Stock, par value $.01 per share (the "Class A Shares") may participate in the Offer by converting their Class A Shares into Class B Shares and tendering the Class B Shares as described in the Offer to Purchase. Holders of Class A Shares that desire to tender Class B Shares but do not wish to convert their Class A Shares until after Security Capital has decided to accept the Class B Shares for payment may do so by submitting the Class A Shares to EquiServe with a Conditional Notice of Conversion instructing EquiServe to convert those Class A Shares into Class B Shares and tender the Class B Shares received upon conversion in accordance with the Letter of Transmittal for Class B Shares.

    The Offer is not conditioned on any minimum number of Class B Shares being tendered. The Offer is, however, subject to other conditions. See Section 6 of the Offer to Purchase.

    For your information and for forwarding to your clients for whom you hold Class A Shares registered in your name or in the name of your nominee, we are enclosing the following documents:

      1. Offer to Purchase, dated March 19, 2001;

      2. Letter to clients that you may send to your clients for whose accounts you hold Class A Shares registered in your name or in the name of your nominee, with space provided for obtaining such clients' instructions with regard to the Offer;

      3. Letter of Transmittal for Class B Shares for your use and for the information of your clients (together with accompanying instructions and Substitute Form W-9);

      4. Guidelines of the Internal Revenue Service for Certification of Taxpayer Identification Number on Substitute Form W-9;

      5. Letter dated March 19, 2001 from the Chairman of the Board and Chief Executive Officer of Security Capital to holders of Class A Shares explaining how they may participate in the Offer; and

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      6. Conditional Notice of Conversion for Class A Shares.

    We urge you to contact your clients as promptly as possible. The Offer, proration period and withdrawal rights will expire at 12:00 Midnight, New York City time, on Tuesday, April 17, 2001, unless the Offer is extended.

    No fees or commissions will be payable to brokers, dealers, commercial banks, trust companies or any person for soliciting tenders of Class B Shares under the Offer other than fees paid to the dealer manager, the information agent and the 401(k) Trustee, as described in the Offer to Purchase. Security Capital will, however, upon request, reimburse you for customary mailing and handling expenses incurred by you in forwarding any of the enclosed materials to the beneficial owners of Class A Shares held by you as a nominee or in a fiduciary capacity. Security Capital will pay or cause to be paid any stock transfer taxes applicable to its purchase of Class B Shares, except as otherwise provided in the Offer to Purchase and Letter of Transmittal.

    In order to take advantage of the Offer, a properly completed and duly executed Letter of Transmittal for Class B Shares, a Conditional Notice of Conversion for Class A Shares and the certificates representing the Class A Shares to be converted or confirmation of their book-entry transfer must be delivered to the depositary, all in accordance with the instructions set forth in the Offer to Purchase, Letter of Transmittal for Class B Shares and Conditional Notice of Conversion of Class A Shares.

    Neither Security Capital nor its Board of Directors makes any recommendation to any stockholder as to whether to convert any or all Class A Shares and tender the Class B Shares received upon conversion. Holders of Class A Shares must make their own decision as to whether to convert their Class A Shares and tender the Class B Shares received upon conversion and, if so, how may Class A Shares to convert.

    Any inquiries you may have with respect to the Offer should be addressed to the dealer manager, Morgan Stanley & Co. Incorporated, or to the information agent, Georgeson Shareholder Communications Inc., at their respective addresses and telephone numbers set forth on the back cover page of the Offer to Purchase.

    Additional copies of the enclosed material may be obtained from Georgeson Shareholder Communications Inc., by calling them at: (800) 223-2064.

                                          Very truly yours,

                                          Morgan Stanley Dean Witter

Enclosures

    Nothing contained herein or in the enclosed documents shall constitute you or any other person as an agent of Security Capital, the dealer manager, the information agent, the 401(k) Trustee, or the depositary or any affiliate of the foregoing, or authorize you or any other person to use any document or make any statement on behalf of any of them in connection with the Offer other than the documents enclosed herewith and the statements contained therein.

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